          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              ARGONAUT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                JAMES B HALLIDAY
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 22, 1997

     The Annual Meeting of Shareholders of Argonaut Group, Inc. will be held on Tuesday, April 22, 1997, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025.

     The Meeting is called for the following purposes:

          1.  To elect Directors;

          2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 21, 1997, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

     The vote of each shareholder is important. I urge you to sign, date, and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the meeting.

                                       By Order of the Board of Directors

                                       James B Halliday
                                       Secretary
March 14, 1997

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                               CORPORATE OFFICES:

                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock at the Annual Meeting of Shareholders to be held on Tuesday, April 22, 1997, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and at any postponements or adjournments thereof.

     Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers, and regular employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 14, 1997.

                               VOTING SECURITIES
SECURITIES OUTSTANDING

     February 21, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On that date there were 23,808,532 shares of Common Stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of February 21, 1997, as to each person who, to the Company's knowledge, beneficially owns more than 5 percent of the outstanding shares of Argonaut Group Common Stock.

               NAME AND PRINCIPAL            NUMBER OF
              BUSINESS ADDRESS OF          ARGONAUT GROUP          PERCENT OF
                BENEFICIAL OWNER            SHARES OWNED              CLASS
        --------------------------------  ----------------         -----------
        Henry E. Singleton                    4,663,056(1)             19.6%
          335 Maple Drive
          Beverly Hills, CA 90210
        Fayez S. Sarofim                      1,772,686(2)              7.5%
          Two Houston Center, Suite 2907
          Houston, TX 77010
        Leon G. Cooperman                     1,425,600(3)              6.0%
          Wall Street Plaza
          88 Pine Street, 31st Floor
          New York, NY 10005

------------

(1) Sole voting and dispositive powers.

(2) Based upon information contained in an amendment to Schedule 13G dated February 14, 1997 and as of December 31, 1996 filed under the Securities Exchange Act of 1934, Mr. Sarofim may be deemed to be the beneficial owner of 1,772,686 shares of Argonaut Group Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive powers with respect to 648,776 shares which are owned beneficially and of record by him, and may be deemed to have shared voting power as to 1,032,318 shares and shared dispositive power as to 1,123,910 shares. Of the securities which are not subject to sole voting and dispositive powers,

     545,905 are held in accounts managed for numerous clients by Fayez Sarofim & Co., an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and through a holding company the majority shareholder, 409,506 are held by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim and Co., for its own account, and 165,036 are held in client accounts managed by its wholly-owned subsidiary, Sarofim Trust Co. Additionally, Trusts of which Mr. Sarofim is a trustee own 3,463 shares as to which Mr. Sarofim shares voting and dispositive powers but has no beneficial interest.
(3) Based upon information as of February 21, 1997, Mr. Cooperman may be deemed to be the beneficial owner of 1,425,600 shares of Argonaut Group Common Stock. Of these shares, Mr. Cooperman has sole voting and dispositive powers with respect to 1,065,500 shares which are owned beneficially by him, and may be deemed to have shared voting and dispositive powers as to 360,100 shares. Of the securities which are not subject to sole voting and dispositive powers, 130,000 are held by Mr. Cooperman's spouse, 203,100 are held in accounts managed for unrelated third parties by Omega Advisors, Inc., a corporation engaged in providing investment management, of which Mr. Cooperman is President and majority shareholder, and 27,000 are held by The Leon & Toby Cooperman Foundation, a charitable family trust, of which Mr. Cooperman is one of four family trustees.

     The following table sets forth the number and percentages of shares of Argonaut Group Common Stock beneficially owned by each director, nominee for director, and executive officer of Argonaut Group and by the directors, nominees for director, and executive officers of the Company as a group.

                                            NUMBER OF
                   NAME OF                ARGONAUT GROUP           PERCENT OF
               BENEFICIAL OWNER          SHARES OWNED(1)            CLASS(1)
        ------------------------------  ------------------         ----------
        Charles E. Rinsch.............         451,923(2)              1.9%
        George A. Roberts.............         247,514(3)              1.0%
        Arthur Rock...................         173,061               (8)
        Fayez S. Sarofim..............       1,775,282(1)              7.5%
        Henry E. Singleton............       4,663,056                19.6%
        James B Halliday..............          64,920(4)            (8)
        Norman H. Burdick.............           7,150(5)            (8)
        Randall J. Mellin.............          11,027(6)            (8)
        All directors and executive
          officers as a group (8
          persons)....................       7,393,933(1)(2)(3)(7)    31.1%

------------
(1) Stock ownership is presented as of February 21, 1997, with regard to shares to which Mr. Sarofim has sole voting and dispositive power. See also footnote (2) to the preceding table. Percentages are based on the number of shares outstanding and entitled to vote on the record date, February 21, 1997.

(2) Includes 97,681 shares as to which Mr. Rinsch has sole voting and dispositive power. The total set forth above also includes 343,000 shares which Mr. Rinsch has the right to acquire within 60 days of February 21, 1997 through the exercise of options. Also included in the total set forth above are 11,242 shares as to which Mr. Rinsch disclaims any voting or dispositive powers. 1,690 of these shares are owned by Mr. Rinsch's spouse; the remaining 9,552 shares are held in accounts administered by Mr. Rinsch's spouse, the economic benefits of which accrue to his sons.

(3) Includes 6,449 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(4) Includes 53,300 shares which Mr. Halliday has the right to acquire within 60 days of February 21, 1997 through the exercise of options.

(5) Includes 6,000 shares which Mr. Burdick has the right to acquire within 60 days of February 21, 1997 through the exercise of options.

(6) Includes 8,900 shares which Mr. Mellin has the right to acquire within 60 days of February 21, 1997 through the exercise of options.

(7) Includes an aggregate of 411,200 shares which the officers have the right to acquire within 60 days of February 21, 1997 through the exercise of options.

(8) Owns less than 1%.
                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Five directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. Returned proxies will be voted in favor of electing the five nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The five nominees receiving the greatest number of votes cast will be elected directors. The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

                                         POSITIONS AND OFFICES
                  NAME                        WITH COMPANY                 AGE
     --------------------------  --------------------------------------
     Charles E. Rinsch.........  President, Chief Executive Officer,        64
                                 and Director(1)(3)
     George A. Roberts.........  Director(1)(2)(3)(4)                       78
     Arthur Rock...............  Director(2)(4)                             70
     Fayez S. Sarofim..........  Director(2)(4)                             68
     Henry E. Singleton........  Chairman of the Board(1)(2)(3)(4)          80

------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation Committee of the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominees listed above as directors.

BUSINESS EXPERIENCE OF NOMINEES

     Charles E. Rinsch has been President and Chief Executive Officer of Argonaut Group for more than five years.

     George A. Roberts is a private investor. Dr. Roberts was Chairman of the Board of Teledyne, Inc. from January 1991 to April 1993, when he retired as an officer and employee of Teledyne. He is a director of Allegheny Teledyne, Inc. and Unitrin, Inc.

     Arthur Rock has been a private investor for more than five years. He is a principal of Arthur Rock & Co., a venture capital firm. He is a director of Intel Corporation and AirTouch Communications.

     Fayez S. Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He has held these positions for more than five years. He is a director of Allegheny Teledyne, Inc., Unitrin, Inc., Imperial Holly Corporation, and Mesa, Inc.

     Henry E. Singleton is a rancher and investor. Dr. Singleton has been Chairman of the Board of Directors of the Company since its inception in 1986. He is a director of Allegheny Teledyne, Inc. and Unitrin, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants, and the internal auditors. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the Board of Directors. During 1996, the Compensation and Stock Option Committee was responsible for: (a) approving and reporting to the Board of Directors on the annual compensation of the executive officers; (b) for granting stock options or stock appreciation rights pursuant to the Company's 1986 Stock Option Plan; and (c) for determining the exercise price, vesting provisions, duration and other terms of such options or rights, consistent with the 1986 Stock Option Plan. In January, 1997, to comply with revised Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Compensation and Stock Option Committee was reconstituted as the Compensation Committee with responsibility only for approving and reporting to the Board of Directors on the annual compensation of the executive officers. The full Board of Directors approves all actions related to the Company's 1986 Stock Option Plan.

     Between January 1, 1996, and December 31, 1996, the Board of Directors met five times, the Executive Committee met three times, the Audit Committee met four times, the Compensation and Stock Option Committee met three times, and the Investment Committee met four times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $18,000 for service on the Board.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age, and positions with the Company and its principal subsidiaries.

                      NAME                           POSITION                 AGE
     ----------------------------------  ---------------------------------
     Charles E. Rinsch.................  President and Chief Executive        64
                                         Officer
     James B Halliday..................  Vice President, Secretary and        49
                                         Treasurer
     Randall J. Mellin.................  Vice President                       49
     Norman H. Burdick.................  President, Argonaut Great Central    46
                                         Insurance

------------

The position stated is with Argonaut Group unless otherwise indicated. Argonaut Group includes two insurance subsidiaries, Argonaut Insurance Company ("Argonaut Insurance") and Argonaut Great Central Insurance Company ("Great Central Insurance").

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Rinsch's business experience during the last five years is described under "Business Experience of Nominees," above.

     James B Halliday has been Vice President, Secretary, and Treasurer of Argonaut Group for more than five years.

     Norman H. Burdick has been President of Argonaut Great Central Insurance since June 1993. From December 1989 to June 1993, he was Resident Vice President of the Argonaut Insurance Midwest Division.

     Randall J. Mellin joined Argonaut Insurance in 1986. He was appointed a Senior Vice President in 1991 and Executive Vice President in May, 1996. He was appointed Vice President of Argonaut Group in 1993.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation paid during each of the years ended December 31, 1996, 1995, and 1994, of those persons who were, at December 31, 1996, the Chief Executive Officer and each Argonaut Group executive officer whose salary plus bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION
                                                                AWARDS
                                     ANNUAL COMPENSATION      -----------    ALL OTHER
    NAME AND PRINCIPAL             ------------------------     OPTIONS     COMPENSATION
        POSITION(1)         YEAR   SALARY($)(2)  BONUS($)(2)      (#)         ($)(3)
--------------------------- -----  -----------   ----------   -----------   -----------
Charles E. Rinsch            1996   $ 475,000     $ 66,500       --           $ 3,117
  President and Chief        1995   $ 468,750     $135,000       --           $ 2,979
  Executive Officer          1994   $ 443,750     $119,000       75,000       $ 3,063
James B Halliday             1996   $ 149,000     $ 42,000       20,000       $ 3,068
  Vice President,            1995   $ 137,500     $ 50,000       --           $ 2,974
  Secretary and Treasurer    1994   $ 127,500     $ 43,000       15,000       $ 2,934
Randall J. Mellin            1996   $ 148,000     $ 32,500       15,000       $ 2,183
  Vice President             1995   $ 130,750     $ 45,000       --           $ 2,576
                             1994   $ 121,500     $ 45,000       10,000       $   121
Norman J. Burdick            1996   $ 133,519     $ 25,000       --           $ 2,184
  President, Argonaut Great  1995   $ 127,616     $ 32,000        6,000       $ 2,087
  Central Insurance          1994   $ 120,654     $ 38,000       --           $ 2,715

------------

(1) The position stated is with Argonaut Group unless otherwise indicated.

(2) Amounts include cash compensation earned and received by executive officers as well as amounts deferred under a 401(k) Retirement Savings Plan.

(3) Amounts shown are all derived from the Company contribution to the 401(k) Retirement Savings Plan.

OPTION GRANTS

     The following table sets forth information on stock option grants in 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                     PERCENT OF
                                   TOTAL OPTIONS      EXERCISE
                         OPTIONS     GRANTED TO       OR BASE                   GRANT DATE
                         GRANTED     EMPLOYEES         PRICE       EXPIRATION    PRESENT
         NAME            (#)(1)    IN FISCAL YEAR   ($/SHARE)(2)      DATE      VALUE($)(3)
-----------------------  -------   --------------   ------------   ----------   ----------
Charles E. Rinsch......    --         --    %          $--            --         $ --
James B Halliday.......  20,000         11.9%          $32.75        4/23/07     $144,200
Randall J. Mellin......  15,000          8.9%          $32.75        4/23/07     $108,150
Norman H. Burdick......    --         --    %          $--            --         $ --

---------------

(1) The options granted are exercisable in annual installments of 20 percent except that no exercise is permitted until two years after the date of grant.

(2) The exercise price must be paid in full either in cash or by delivery of already owned Argonaut Group Common Stock valued at market value.

(3) In using the Black-Scholes option pricing model to calculate grant date present value, certain assumptions are used: expected volatility (0.1777), risk-free rate of return (6.86%), dividend yield (4.03%), and date of exercise (4/23/07). Use of this model should not be viewed as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of the end of the year.

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE

                                                      NUMBER OF              VALUE OF UNEXERCISED
                                                     UNEXERCISED                 IN-THE-MONEY
                                                      OPTIONS AT                  OPTIONS AT
                                                       YEAR-END                    YEAR-END
                   SHARES ACQUIRED   VALUE               (#)                         ($)
                     ON EXERCISE    REALIZED  --------------------------  --------------------------
       NAME              (#)          ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------ ---------------  --------  -----------  -------------  -----------  -------------
Charles E.              15,000       285,938    343,000        90,000     $5,221,000     $ 378,750
  Rinsch..........
James B                  1,500        25,094     52,700        37,400     $  765,258     $  54,475
  Halliday........
Randall J.                 500        10,210      7,700        24,800     $   79,756     $  45,350
  Mellin..........
Norman H.              --              --         5,400        10,800     $   26,150     $   9,000
  Burdick.........

PENSION PLAN

     Employees of Argonaut Group and subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan ("Pension Plan"), a defined benefit retirement plan. The Pension Plan benefit after 30 years of participation is equal to 40% of an individual's average total cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment. The benefit is prorated for less than 30 years of participation in the Pension Plan.

     In the case of employees who were employed by Teledyne before October 1, 1991, Pension Plan participation will include participation in the Teledyne, Inc. Retirement Plan (the "Teledyne Plan"). Compensation for participation accrued under the Teledyne Plan will be based on cash compensation earned during the period of Teledyne employment. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from the Teledyne Plan, the benefit calculated under the Pension Plan will be reduced by the benefit payable under the Teledyne Plan.

     Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit. Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected. For retirement prior to age 65, benefits are reduced on an actuarial basis according to age. Annual Plan benefits at age 65 or later retirement are illustrated as follows:

                               PENSION PLAN TABLE

                                                      YEARS OF SERVICE
                                          -----------------------------------------
               AVERAGE ANNUAL                                               30 OR
             CASH COMPENSATION               15         20         25        MORE
    ------------------------------------  --------   --------   --------   --------
      $125,000..........................  $ 25,000   $ 33,333   $ 41,667   $ 50,000
       150,000..........................    30,000     40,000     50,000     60,000
       175,000..........................    35,000     46,667     58,333     70,000
       200,000..........................    40,000     53,333     66,667     80,000
       225,000..........................    45,000     60,000     75,000     90,000
       250,000..........................    50,000     66,667     83,333    100,000
       300,000..........................    60,000     80,000    100,000    120,000
       400,000..........................    80,000    106,667    133,333    160,000
       450,000..........................    90,000    120,000    150,000    180,000
       500,000..........................   100,000    133,333    166,667    200,000
       625,000..........................   125,000    166,667    208,333    250,000

---------------

     Section 415 of the Internal Revenue Code ("Code") limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 1996, the limit was $120,000. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan. In 1996, the maximum includable compensation was $150,000. These limits are adjusted periodically for increases in the cost of living. The Company has adopted the Argonaut Group, Inc. Pension Equalization Plan ("Pension Equalization Plan") to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Code. An employee's benefit under the Pension Equalization Plan will be the difference between the amount calculated under the Pension Plan without limitation and the amount calculated under the Pension Plan with limitation. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from both the Pension Equalization Plan and the Teledyne Pension Equalization Plan, the benefit calculated under the Pension Equalization Plan will be reduced by the benefit payable under the Teledyne Pension Equalization Plan.

     The Company has agreed to pay Mr. Rinsch, upon retirement, an amount to compensate him for a portion of his Teledyne employment which did not count as participation in the Teledyne Plan because of a break in service. The benefit will be equal to the difference between the amount calculated under the Pension Plan if his participation had included this service and without limitation and the amount calculated under the Pension Plan without limitation. The benefit will be reduced by a benefit payable from a Teledyne supplemental retirement agreement with Mr. Rinsch.

     The number of years of service credited toward the determination of benefits under the Pension Plan, Predecessor Plan and Pension Equalization Plan as of December 31, 1996 for Charles E. Rinsch is 27.9 years, James B Halliday is
22.3 years, Norman H. Burdick is 10.5 years, and Randall J. Mellin is 9.3 years.

INDEMNITY AGREEMENTS

     Prior to 1990, the Company entered into indemnity agreements (the "Indemnity Agreements") with certain key employees. The purpose of the Indemnity Agreements is to give to such employees the full benefit of certain unexercisable options which would become exercisable in the event of a change in control of the Company, without reduction by reason of any excise tax payable pursuant to Sections 280G and 4999 of the Internal Revenue Code. Pursuant to the Indemnity Agreements, the Company has agreed that it will pay to such executives such amounts as are necessary to reimburse them on an after-tax basis, for any such excise tax payable by them.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

GENERAL

     In October 1992, the Securities and Exchange Commission adopted substantial amendments to its disclosure rules relating to executive compensation. In order to adequately address and comply with these new rules, the Argonaut Group Board of Directors established a Compensation and Stock Option Committee (the "Committee") composed entirely of independent non-employee directors.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy is that compensation for the chief executive officer and other executive officers should encourage and reward annual and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term shareholder value. Also, the level of compensation should allow the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

COMPENSATION PACKAGE

     For 1996, the compensation package of the Company's executive officers consisted of annual base salary, discretionary bonuses, and stock options. In setting 1996 compensation, the Committee considered the specific factors discussed below:

  Base Salary

     In setting the executive officers' base salaries for 1996 (effective April
1), the Committee considered the performance of the executive officers' respective business units, as well as executive officers' individual performance. The entire Company was the business unit of certain executive officers, while subsidiaries or departments for which they were responsible were the business units of other executive officers. Specific factors considered were the same as those described below for consideration of a bonus award.

  Bonus Awards

     While bonuses to executive officers are discretionary, the Committee has established specific goals for each executive officer to measure both individual performance and Company performance. In particular, the Committee considers the performance of the executive officer's business unit as well as his success in achieving specific personal goals. Targets for measuring both business unit results and achievement of personal goals are set at the beginning of the year, after review by the officer's immediate superior and the Committee. Areas considered include achieving specific objectives such as operating income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer's department. Bonuses are generally awarded in April of a given year for service in the preceding year. Bonuses have not yet been determined or awarded for 1996 service.

     To evaluate 1995 service of the other executive officers, Mr. Rinsch assessed specific results achieved by the Company, each executive officer's business unit, and each executive officer's success in achieving previously agreed upon personal goals. Based on this evaluation, Mr. Rinsch made recommendations to the Committee for bonus awards. The Committee members also reviewed Mr. Rinsch's performance as measured by similar previously set objectives.

     After completing its review and analysis of the foregoing factors and recommendations, the Committee determined the amount of bonus to be awarded to the executive officers. The specific weight given to each factor varied depending on the responsibilities of the executive officer, but was primarily weighted toward business unit performance.

  Stock Options

     The purpose of the Company's stock option plan is to provide long-term incentives for the executive officers to maximize shareholder value by creating a direct link between executive compensation and long term shareholder return. The Committee meets to discuss the grant of stock options at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Committee.

     In determining the amount of options, if any, to be granted in a fiscal year under the stock option plan, the Committee has considered the same factors set forth above, as well as the executive officer's shareholdings in the Company and the amount of options previously granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Rinsch's annual base salary for 1996 was set at $475,000, the same as for 1995. In setting Mr. Rinsch's 1996 base salary, the Committee considered the same items discussed above, focusing primarily on 1995 performance.

     As discussed above, the Committee has not yet determined or awarded bonuses for 1996 service. During 1996, Mr. Rinsch received a bonus of $66,500 relating to 1995 performance. Mr. Rinsch's bonus award for 1995 was determined after considering six factors: Combined ratio of continuing operations (30% weight), net income form continuing operations (25%), cash flow from continuing operations (10%), retention of profitable accounts (5%) premium increase (10%) and factors relating to overall efficiency and productivity (20%). Mr. Rinsch was eligible for a bonus ranging from 9 to 50% of base salary, evaluating against specific targets for each factor consisting a "fair", "good", "excellent", or superior" result.

                                       COMPENSATION COMMITTEE:

                                       Henry E. Singleton, Chairman
                                       George A. Roberts
                                       Arthur Rock
                                       Fayez S. Sarofim

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

ALLEGHENY TELEDYNE, INC.

     Three of the directors of Argonaut Group, George A. Roberts, Fayez S. Sarofim and Henry E. Singleton are also directors of Allegheny Teledyne, Inc. ("Teledyne"). Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 10% of the outstanding common stock of Teledyne.

     In prior years, pursuant to contractual arrangements, Argonaut Insurance insured Teledyne and its subsidiaries for certain coverages including workers compensation, general liability, automobile liability, and excess liability exposures. On November 1, 1987, Argonaut Insurance discontinued writing new insurance for Teledyne, but Argonaut Insurance continues to be subject to claims on policies written prior to November 1, 1987. These policies include retrospective rating and dividend provisions under which future payments to or from Teledyne may be required. During 1996, Argonaut Insurance paid to Teledyne $1,052,212 pursuant to certain retrospective rating and dividend provisions of these policies. With regard to insurance covering the period from November 1, 1986 to November 1, 1987, a subsidiary of Unitrin, Inc. has reinsured 100% of these insurance coverages. Teledyne has guaranteed payment to Argonaut Insurance of such obligations under these policies.

     AGI Properties, Inc. ("AGI Properties"), a non-insurance subsidiary of Argonaut Insurance, owns several buildings and the real property on which these buildings are located. During 1996, Teledyne leased two of these properties in Los Angeles, California for a total annual rental of approximately $1.3 million. The leases for the foregoing properties provide that Teledyne assume obligations for real property taxes, assessments, repairs, maintenance, and insurance. The lease rates are subject to periodic adjustment in accordance with a formula based on the Consumer Price Index.

     During 1996, Teledyne provided Argonaut Group certain investment trade execution services. For 1996, Argonaut Group paid Teledyne approximately $114,000 for these services.

SAROFIM TRUST CO.

     The Company and Sarofim Trust Co. ("Investment Manager") are parties to an agreement dated November 11, 1995 (the "Investment Management Agreement"), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. which is owned 69% by Fayez Sarofim, a director of the Company, and approximately 9% by Arthur Rock, also a director of the Company. Through March 7, 1997, the

Company had deposited $100 million into the managed account. Under the Investment Management Agreement, the Investment Manager is entitled to a fee, calculated and payable quarterly, of approximately 0.35% per annum of the market value of the currently managed equity assets, and 0.20% per annum of the market value of fixed income assets. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days' advance written notice.

UNITRIN, INC.

     Three of the directors of Argonaut Group, George A. Roberts, Fayez S. Sarofim, and Henry E. Singleton are also directors of Unitrin, Inc. ("Unitrin"). Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 29% of the outstanding common stock of Unitrin.

     Argonaut Group has in effect an agreement with Unitrin, pursuant to which Unitrin provides the Company with certain data processing services. Unitrin has agreed to provide Argonaut Group with data processing services for an indefinite period of time, subject to nine months cancellation notice. Charges are based on actual computer usage. Payments to Unitrin for data processing services were 1.5 million in 1996.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                 MEDIA GENERAL
      MEASUREMENT PERIOD           ARGONAUT                        INSURANCE
    (FISCAL YEAR COVERED)         GROUP, INC.    S&P 500 INDEX     INDUSTRY
1991                                       100             100             100
1992                                    132.21          117.91          107.64
1993                                    136.21          120.77          118.50
1994                                    131.10          119.61          120.06
1995                                    157.38          171.54          165.18
1996                                    156.17          206.09          203.11

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected as the Company's independent public accountants for the year 1996. It is expected that a representative of Arthur Andersen & Co. will be present at the meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

                                   FORM 10-K

     Prior to the mailing of this proxy statement, the Company has furnished to each of its shareholders a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 1996. Shareholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended 1996, without charge, upon written request to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders for a vote at the next annual meeting of shareholders must submit such proposals to Argonaut Group no later than November 7, 1997. Shareholder proposals should be submitted to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than the election of Directors should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            JAMES B HALLIDAY
                                            Secretary

March 14, 1997

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

        The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal 1.

        The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 14, 1997.

1.  ELECTION OF DIRECTORS               2. In their discretion, the proxyholders
                                           are authorized to vote upon such
NOMINEES: Charles E. Rinsch,               other business as may properly come
George A. Roberts, Arthur Rock,            before the meeting, or any
Fayez S. Sarofinn, and                     adjournments or postponements
Henry E. Singleton.                        thereof.

        FOR     WITHHELD
        [ ]       [ ]

[ ]
------------------------------                        MARK HERE   [ ]
    For all nominees except as                        FOR ADDRESS
    noted above                                        CHANGE AND
                                                      NOTE AT LEFT

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        Trustees and others acting in a
                                        representative capacity should
                                        indicate the capacity in which they
                                        sign and give their full title. If a
                                        corporation, please sign in full
                                        corporate name by an authorized officer.
                                        If a partnership, please sign in
                                        partnership name by an authorized
                                        person.

                                        PLEASE MARK, SIGN AND DATE THIS PROXY
                                        AND RETURN IT PROMPTLY WHETHER YOU PLAN
                                        TO ATTEND THE MEETING OR NOT. IF YOU DO
                                        ATTEND, YOU MAY VOTE IN PERSON IF YOU
                                        DESIRE.

Signature:______________ Date:________  Signature:__________________ Date:______

                                  DETACH HERE



                              ARGONAUT GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 March 14, 1997
P

R               The undersigned shareholder of Argonaut Group, Inc. (the
        "COMPANY"), hereby appoints CHARLES E. RINSCH and JAMES S. HALLIDAY and
O each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby
X authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned
Y on February 21, 1997, at the 1997 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 22, 1997, at 11:00 a.m., at Argonaut Insurance Company, 250 Middlefield road, Menlo Park, California 94025, and any adjournments or postponements hereof.


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       CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
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